Term sheet No. 953B To product supplement B dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated September 2, 2010; Rule 433
Deutsche Bank AG, London Branch
Performance Securities Linked to the Deutsche Bank Currency Returns Plus (USD) Index due October 14*, 2015

General

•
The Performance Securities (the “securities”) are designed for investors who seek a return at maturity of between 1.00 and 1.10 times (to be determined on the Trade Date) the appreciation, if any, of the Deutsche Bank Currency Returns Plus (USD) Index (the “Index”).  Investors should be willing to forgo coupon payments and, if the Index declines by more than the Buffer Level, be willing to lose up to 95.00% of their investment. Any payment at maturity of the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing October 14*, 2015
•	Denominations of $1,000 (the “Face Amount”) and minimum initial investments of $1,000
•	The securities are expected to price on or about October 8*, 2010 (the “Trade Date”) and are expected to settle four business days later on or about October 14*, 2010 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Index:	The Deutsche Bank Currency Returns Plus (USD) Index (Ticker: DBCRPLU <Index>)
Issue Price:	100% of the Face Amount
Participation Rate:	Between 100.00% and 110.00% (to be determined on the Trade Date)
Payment at Maturity:	•
If the Final Level is greater than the Initial Level, you will be entitled to receive a cash Payment at Maturity that provides you with a return per $1,000 Face Amount of securities equal to the Index Return multiplied by the Participation Rate. Accordingly, if the Index Return is positive, your Payment at Maturity per $1,000 Face Amount of securities will be calculated as follows:

$1,000 +[$1,000 x (Index Return x Participation Rate)]
•
If the Final Level is equal to or less than the Initial Level, and the difference is equal to or less than the Buffer Level, you will be entitled to receive a cash Payment at Maturity equal to $1,000 per $1,000 Face Amount of securities.

•
If the Final Level is less than the Initial Level by an amount greater than the Buffer Level, you will lose 1% of the Face Amount of your securities for every 1% that the Final Level is less than the Initial Level in excess of the Buffer Level, and you will be entitled to receive a cash Payment at Maturity per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x (Index Return + Buffer Level)]

You will lose some, and you could lose up to 95%, of your investment at maturity if the Final Level is less than the Initial Level by an amount greater than the Buffer Level.  Any payment at maturity is subject to the credit of the Issuer.

Buffer Level:	5.00%
Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:
Final Level – Initial Level
Initial Level
The Index Return may be positive, zero or negative.
Initial Level:	The Index closing level on the Trade Date.
Final Level:	The Index closing level on the Final Valuation Date.
Final Valuation Date:	October 8*, 2015, subject to postponement in the event of a market disruption event and as described under “Description of Securities—Payment at Maturity” in the accompanying product supplement
Maturity Date:	October 14*, 2015, subject to postponement in the event of a market disruption event and as described under “Description of Securities—Payment at Maturity” in the accompanying product supplement
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	2515A0 6V 0
ISIN:	US2515A06V01
* Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the securities remains the same.

Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Discounts and Commissions(1)	Min. Proceeds to Us
Per Security	$	$	$
Total	$	$	$
(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this term sheet. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $30.00 per $1,000.00 Face Amount of securities.

The agent for this offering is an affiliate of ours. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this term sheet.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

September 2, 2010

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

•
You should read this term sheet together with product supplement B dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement B dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200252/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

•
Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

•
This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

•
Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

•
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Return on the Securities at Maturity Assuming a Range of Performances for the Index?

The following table illustrates the hypothetical return at maturity on the securities.  The “return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Face Amount of securities to $1,000.  The hypothetical returns set forth below assume an Initial Level of 200.00 and a Participation Rate of 105.00%.  The actual Participation Rate and Initial Level will be determined on the Trade Date.  The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the securities.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level	Index Return	Return on Securities	Payment at Maturity
340.00	70.00%	73.50%	$1,735.00
320.00	60.00%	63.00%	$1,630.00
300.00	50.00%	52.50%	$1,525.00
280.00	40.00%	42.00%	$1,420.00
260.00	30.00%	31.50%	$1,315.00
240.00	20.00%	21.00%	$1,210.00
220.00	10.00%	10.50%	$1,105.00
200.00	0.00%	0.00%	$1,000.00
190.00	-5.00%	0.00%	$1,000.00
180.00	-10.00%	-5.00%	$950.00
160.00	-20.00%	-15.00%	$850.00
140.00	-30.00%	-25.00%	$750.00
120.00	-40.00%	-35.00%	$650.00
100.00	-50.00%	-45.00%	$550.00
80.00	-60.00%	-55.00%	$450.00
60.00	-70.00%	-65.00%	$350.00
40.00	-80.00%	-75.00%	$250.00
20.00	-90.00%	-85.00%	$150.00
0.00	-100.00%	-95.00%	$50.00

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Level of 200.00 to a Final Level of 240.00.  Because the Final Level of 240.00 is greater than the Initial Level of 200.00, the investor receives a Payment at Maturity of $1,210.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x (20.00% x 105.00%)] = $1,210.00

Example 2: The level of the Index decreases from the Initial Level of 200.00 to a Final Level of 190.00.  Because the Final Level of 190.00 is less than the Initial Level of 200.00 by not more than the Buffer Level of 5.00%, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 3: The level of the Index decreases from the Initial Level of 200.00 to a Final Level of 160.00.  Because the Final Level of 160.00 is less than the Initial Level of 200.00 by an amount greater than the Buffer Level of 5.00%, the investor receives a Payment at Maturity of $850.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x (-20.00% + 5.00%)]= $850.00

Selected Purchase Considerations

•
UNCAPPED APPRECIATION POTENTIAL — The securities provide the opportunity to receive a return of between 100.00% and 110.00% (to be determined on the Trade Date) of any appreciation of the Index, and are not subject to a predetermined maximum gain.  Because the securities are our senior unsecured obligations, any Payment at Maturity is subject to our ability to pay our obligations as they become due.

•
LIMITED PROTECTION AGAINST LOSS — Payment at Maturity of the Face Amount of the securities is protected against a decline in the Index of up to the Buffer Level, subject to our ability to pay our obligations as they become due. If the Index declines by more than the Buffer Level of 5.00%, for every 1% decline beyond the Buffer Level, you will lose an amount equal to 1% of the Face Amount of securities. For example, an Index Return of -20.00% will result in a 15.00% loss of your initial investment.

•
RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK CURRENCY RETURNS PLUS (USD) INDEX — The securities are linked to the performance of the Deutsche Bank Currency Returns Plus (USD) Index (the “Index”). The Index seeks to replicate three foreign exchange strategies (carry, momentum and valuation), and combines them all into a single, equally weighted index. The Index reflects a one-third investment in each of the following indices on a daily basis: the Deutsche Bank Balanced Currency Harvest Index, the Deutsche Bank Currency Momentum Index and the Deutsche Bank Currency Valuation Index (the “Underlying Indices”). This section is a summary only of the Deutsche Bank Currency Returns Plus (USD) Index. For more information on the Index, see the information set forth under “The Deutsche Bank Currency Returns Plus (USD) Index” in this term sheet.

•
TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement. The remainder of this discussion assumes that the treatment of the securities as prepaid financial contracts is respected.

Because of the application of certain rules relating to foreign currency instruments under Section 988 of the Internal Revenue Code, your gain or loss on the securities should be treated as ordinary income or loss unless on or before the date on which you acquire your securities you make a valid election to treat such gain or loss as capital gain or loss pursuant to the applicable Treasury regulations. Although the matter is uncertain, we believe it is reasonable to treat the election under Section 988 as available. Assuming the election is available, if you make a valid election before the close of the day on which you acquire your securities, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or retirement you have held the securities for more than one year. The deductibility of capital losses is subject to certain limitations.

To make this election, you must, in accordance with the detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the transaction on your books and records on the date you acquire your securities as being subject to such an election and file the relevant statement verifying such election with your federal income tax return or (b) otherwise obtain independent verification of the election.

In  2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided. Individuals who purchase the securities should consult their tax advisers regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in the Index or any of the Underlying Indices.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES IS PROTECTED ONLY TO THE EXTENT OF THE BUFFER LEVEL, SUBJECT TO OUR CREDITWORTHINESS — The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative.  Your investment will be fully exposed to any decline in the Final Level as compared to the Initial Level in excess of the Buffer Level. Accordingly, you could lose up to $950 for each $1,000 that you invest. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

•
CREDIT OF THE ISSUER — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

•
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our foreign currency exposure from the securities by entering into foreign exchange and currency derivative transactions, such as over-the-counter options. Such trading and hedging activities may affect the Index and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Index. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

•
ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE SECURITIES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the Payment at Maturity described in this term sheet is based on the full Face Amount of your securities, the original Issue Price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. Therefore, the value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original Issue Price. The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your securities to maturity.

•
STRATEGY RISK — The strategy reflected in each Underlying Index takes the view that taking long positions in certain currencies and short positions in other currencies will result in a net gain. However, there is no assurance that any of these strategies will be successful. Various market factors and circumstances at any time and over any period could cause, and have in the past caused, such strategies to fail to perform as expected.

•
GAINS IN CERTAIN COMPONENTS OF THE UNDERLYING INDICES MAY BE OFFSET BY LOSSES IN OTHER INDEX COMPONENTS — The securities are linked to the performance of the Index, which reflects a one-third investment in each of the Underlying Indices. The Underlying Indices are composed of multiple currency positions. Any gain in one position may be offset by a loss in another position. The performance of the Index will be based on the appreciation or depreciation of the Index as a whole. Therefore, a positive return in one position may be offset, in whole or in part, by a negative return of a lesser, equal or greater magnitude in another position, resulting in an aggregate Index Return equal to or less than zero.

•
THE INDEX HAS LIMITED PERFORMANCE HISTORY — Publication of the Index began in February 2008. Therefore, it has very limited performance history and no actual investment which allowed tracking of the performance of the Index was possible before that date.

•
INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE INDEX OR THE UNDERLYING INDICES — You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Index or the Underlying Indices.

•	THE SECURITIES ARE NOT DESIGNED TO BE SHORT-TERM TRADING INSTRUMENTS — Accordingly, you should be willing and able to hold your securities to maturity.

•
THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

•
IF THE LIQUIDITY OF THE COMPONENTS OF THE UNDERLYING INDICES IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED — Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the closing level of the Index, and, therefore, on the return on your securities. Limited liquidity relating to the Index components may also result in Deutsche Bank AG (the “Sponsor”) being unable to determine the level of the Index using its normal means. The resulting discretion by the Sponsor in determining the level of the Index could, in turn, result in potential conflicts of interest.

•	NO COUPON PAYMENTS — As a holder of the securities, you will not receive coupon payments.

•
POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT AND THE SPONSOR OF THE INDEX ARE THE SAME LEGAL ENTITY — Deutsche Bank AG is the issuer of the securities, the calculation agent for the securities, the Sponsor and the calculation agent for the Index. As the Sponsor, Deutsche Bank AG will determine whether there has been a market disruption event with respect to the Index. In the event of any such market disruption event, we may use an alternate method to calculate the closing level of the Index. As the Sponsor, we carry out calculations necessary to promulgate the Index, and we maintain some discretion as to how such calculations are made. In particular, we have discretion in selecting among methods of how to calculate the Index in the event the regular means of determining the Index are unavailable at the time a determination is scheduled to take place. While we will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities and the Index, there can be no assurance that any determinations made by Deutsche Bank AG in these various capacities will not affect the value of the securities and the level of the Index. Because determinations made by Deutsche Bank AG as the calculation agent for the securities and the sponsor of the Index may affect the payment you receive at maturity, potential conflicts of interest may exist between Deutsche Bank AG and you, as a holder of the securities. Furthermore, Deutsche Bank AG or one or more of its affiliates may have published, and may in the future publish, research reports on the Index, investment strategies reflected by the Index, or any underlying components of the Index (or various contracts or products related to the Index or any components thereof). This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the Index level and, therefore, the value of the securities or the potential payout on the securities. Investors should make their own independent investigation of the merits of investing in the securities and the Index to which the securities are linked.

•
CURRENCY MARKETS MAY BE VOLATILE — Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the components reflected in the Underlying Indices and the value of your securities in varying ways, and different factors may cause the values of the components of the Underlying Indices and the volatility of their prices to move in inconsistent directions at inconsistent rates.

•
EMERGING MARKETS COUNTRIES OFTEN SUFFER FROM POLITICAL AND ECONOMIC INSTABILITY— One of the Underlying Indices, the Deutsche Bank Balanced Currency Harvest Index, includes currencies from emerging market countries, which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions, and in some cases, instability and reaction against market reforms has occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation or social instability. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing market nation. Political or economic instability is likely to have an adverse effect on the performance of the Deutsche Bank Balanced Currency Harvest Index and the Index, and, consequently, the return on the securities.

•
WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. We, our affiliates and agents may publish research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index to which the securities are linked.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the level of the Index on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the securities;

•	supply and demand for the securities;

•	interest and yield rates in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE DEUTSCHE BANK CURRENCY RETURNS PLUS (USD) INDEX

The Deutsche Bank Currency Returns Plus (USD) Index was created by Deutsche Bank AG (the “Sponsor”) in February 2008. The Index reflects a one-third investment in each of the following indices (each, an “Underlying Index” and collectively, the “Underlying Indices”) on a daily basis:

•	the Deutsche Bank Balanced Currency Harvest Index

•	the Deutsche Bank Currency Momentum Index

•	the Deutsche Bank Currency Valuation Index

The closing level of the Index on any day is affected by the closing levels of each of the three Underlying Indices, which are in turn affected by changes in the currency exchange rates in respect of the relevant currencies to which the Underlying Indices relate. Each of the three Underlying Indices is assigned an equal weighting in the calculation of the closing level of the Index.

The pool of currencies eligible for inclusion in each of the Underlying Indices consists of the “G10 Currencies.” Additionally, the pool of currencies eligible for inclusion in the Deutsche Bank Balanced Currency Harvest Index consists of the G10 Currencies and the “Emerging Markets Currencies.” As of September 2, 2010, the G10 Currencies include the Australian dollar, the British pound, the Canadian dollar, the Euro, the Japanese yen, the New Zealand dollar, the Norwegian krone, the Swedish krona, the Swiss franc and the U.S. dollar. The Emerging Markets Currencies include the Brazilian real, the Czech koruna, the Hungarian forint, the South Korean won, the Mexican peso, the Polish zloty, the Singapore dollar, the Turkish lira, the Taiwan dollar and the South African rand.

The Index closing level and the Index currencies are published daily by the Sponsor on Bloomberg under the ticker symbol “DBCRPLU <Index>”.

The Deutsche Bank Balanced Currency Harvest Index

The Deutsche Bank Currency Harvest Index is intended to reflect a strategy of purchasing 3-month forward contracts on certain currencies in jurisdictions with high interest rates and selling 3-month forward contracts on certain currencies in jurisdictions with low interest rates. This strategy is based on the view that foreign currency forward rates are biased estimators of future foreign currency spot rates, and that currencies that trade at a forward discount tend to outperform on average currencies that trade at a forward premium. The strategy reflected in the Deutsche Bank Balanced Currency Harvest Index takes the view that by taking long positions in high yielding currencies and short positions in low yielding currencies, an investor’s gain from interest rate differentials in the high yielding jurisdictions will exceed any potential losses from currency rate risk. The Sponsor provides no assurance that this expectation is or will remain valid. Various market factors and circumstances at any time and over any period could cause and have in the past caused investors to become more risk averse to high yielding currencies.

The Deutsche Bank Balanced Currency Harvest Index thus reflects the value of notional long and short 3-month foreign exchange forward positions in certain foreign currencies against the U.S. dollar. The Deutsche Bank Balanced Currency Harvest Index is recomposed quarterly, and at each recomposition, the Sponsor selects ten currencies for each of the “G10 Currencies” and “Emerging Markets Currencies” groups.

At each quarterly recomposition, the Sponsor selects the G10 Currencies with the two highest and the two lowest Yield Fix Rates (as defined below), and subsequently selects the currencies with the three highest and three lowest Yield Fix Rates from the remaining G10 Currencies and the remaining Emerging Markets Currencies for inclusion in the Deutsche Bank Balanced Currency Harvest Index for that quarterly period. “Yield Fix Rate” means, for an eligible currency, the interest rate for such deposits in such eligible currency for a period of three months as set forth on Reuters, or, if such rate does not appear on Reuters, the interest rate for deposits in such eligible currency determined by the Sponsor acting in good faith and in a commercially reasonably manner from such sources as it deems appropriate. The currencies with the highest Yield Fix Rates are the “Balanced Currency Harvest Long Currencies,” and the currencies with the lowest Yield Fix Rates are the “Balanced Currency Harvest Short Currencies.” The Deutsche Bank Balanced Currency Harvest Index reflects notional long forward positions in the Balanced Currency Harvest Long Currencies, and notional short positions in the Balanced Currency Harvest Short Currencies; these positions are equally weighted. A new equally-weighted basket of notional long and short positions is thus created at each quarterly recomposition, with the notional size of the basket reflecting the increase or decrease in the closing level of the Deutsche Bank Balanced Currency Harvest Index over the prior quarter. During each quarter, the Deutsche Bank Balanced Currency Harvest Index closing level is determined by interpolation of daily published forward rates (e.g., the 3-month, 2-month and 1-month forward rate) for the eligible currencies.

An increase in the value of the Balanced Currency Harvest Long Currencies versus the U.S. dollar relative to the value of the Balanced Currency Harvest Short Currencies versus the U.S. dollar will result in an increase in the closing level of the Deutsche Bank Balanced Currency Harvest Index (the “Balanced Harvest Closing Level”). Conversely, a decrease in the value of the Balanced Currency Harvest Long Currencies versus the U.S. dollar relative to the value of the Balanced Currency Harvest Short Currencies versus the U.S. dollar will result in a decrease in the Balanced Harvest Closing Level. In addition, the closing level reflects the deduction a 1.5% annual fee, which accounts for the Deutsche Bank Balanced Currency Harvest Index being based on published mid-market prices as opposed to dealer-quoted prices, which are lower. As of August 31, 2010, the Balanced Currency Long Currencies were the Australian dollar, the Brazilian real, the New Zealand dollar, the Turkish lira and the South African rand. As of that date, the Balanced Currency Short Currencies were the Swiss franc, the Japanese yen, the Singapore dollar, the Taiwanese dollar and the U.S. dollar. The next quarterly recomposition is expected to occur on September 15, 2010.

The Deutsche Bank Currency Momentum Index

The Deutsche Bank Currency Momentum Index is intended to reflect a strategy of purchasing 1-month forward contracts on certain G10 Currencies that have experienced the greatest increase in value relative to the U.S. dollar in the preceding 12-month period and selling 1-month forward contracts on certain G10 Currencies that have experienced the greatest decrease in value relative to the U.S. dollar in the preceding 12-month period, as determined by the spot exchange rates for such currencies against the U.S. dollar. This strategy is based on the view that currencies will continue the momentum of their most recent yearly performance and that taking long positions in currencies whose value has recently increased relative to the U.S. dollar and short positions in currencies whose value has recently decreased relative to the U.S. dollar will yield a higher return than would an equally-weighted investment in the G10 Currencies. The Sponsor provides no assurance that this expectation is or will remain valid.

The Deutsche Bank Currency Momentum Index thus reflects the value of notional long and short 1-month foreign exchange forward positions in certain foreign currencies against the U.S. dollar. The Deutsche Bank Currency Momentum Index is recomposed every month.

At each monthly recomposition, the Sponsor selects the G10 Currencies with the three highest and the three lowest Momentum Currency Fix Rates (as defined below) for inclusion in the Deutsche Bank Currency Momentum Index for that monthly period. “Momentum Currency Fix Rate” means, for any G10 Currency on the date of monthly recomposition, the Momentum Spot Exchange Rate (as defined below) in respect of such G10 Currency on the relevant index business day occurring twelve months prior to such date divided by the Momentum Spot Exchange Rate for such G10 Currency on such date. The currencies with the highest Momentum Currency Fix Rates have experienced the greatest increase in value against the U.S. dollar and are therefore the “Momentum Long Currencies” and the currencies with the lowest Momentum Currency Fix Rates have experienced the greatest decrease in value against the U.S. dollar and are therefore the “Momentum Short Currencies.” The Deutsche Bank Currency Momentum Index reflects notional long forward positions in the Momentum Long Currencies and notional short forward positions in the Momentum Short Currencies; these positions are equally weighted. A new equally weighted basket of notional long and short forward positions is thus created at each monthly recomposition, with the notional size of the basket reflecting the increase or decrease in the closing level of the Deutsche Bank Currency Momentum Index over the prior month. During each month, the Deutsche Bank Currency Momentum Index closing level is determined by interpolation of daily published forward rates (e.g., the 1-month forward rate) for the G10 Currencies.

The “Momentum Spot Exchange Rate” for any G10 Currency on any date of calculation means the mid currency exchange rate, expressed as the amount of such G10 Currency for which 1 U.S. dollar may be exchanged, as determined by the Sponsor by reference to Bloomberg Screen WMCO Page (or replacement page), or, if such rate does not appear on such source, the rate determined by the Sponsor acting in good faith and a commercially reasonable manner from such sources and at such time it deems appropriate.

An increase in the value of the Momentum Long Currencies versus the U.S. dollar relative to the value of the Momentum Short Currencies versus the U.S. dollar will result in an increase in the closing level of the Deutsche Bank Currency Momentum Index (the “Momentum Closing Level”). Conversely, a decrease in the value of the Momentum

Long Currencies versus the U.S. dollar relative to the value of the Momentum Short Currencies versus the U.S. dollar will result in a decrease in the Momentum Closing Level. In addition, the Momentum Closing Level reflects a 0.058% fee deducted monthly. As of August 31, 2010, the Momentum Long Currencies were the Australian dollar, the Japanese yen and the New Zealand dollar, and the Momentum Short Currencies were the Swedish krona, the Euro and the British pound. The next monthly recomposition is expected to occur on September 15, 2010.

The Deutsche Bank Currency Valuation Index

The Deutsche Bank Currency Valuation Index is intended to reflect a strategy of purchasing 3-month forward contracts on certain G10 Currencies that are “undervalued” and selling 3-month forward contracts on certain G10 Currencies that are “overvalued,” as determined by comparing the average of the spot exchange rates for such currencies relative to the U.S. dollar in the preceding quarterly period against the Purchasing Power Parities (as defined below) for such currencies. This strategy is based on the view that currencies will move toward their “true value” as reflected by such Purchasing Power Parities and that taking long positions in currencies whose spot exchange rates indicate undervaluation and short positions in currencies whose spot exchange rates indicate overvaluation will yield a higher return than would an equally-weighted investment in the G10 Currencies. The Sponsor provides no assurance that this expectation is or will remain valid.

The Deutsche Bank Currency Valuation Index thus reflects the value of notional long and short 3-month foreign exchange forward positions in certain foreign currencies against the U.S. dollar. The Deutsche Bank Currency Valuation Index is recomposed every quarter.

At each quarterly recomposition, the Sponsor selects the G10 Currencies with the three highest and the three lowest Valuation Currency Fix Rates (as defined below) for inclusion in the Deutsche Bank Currency Valuation Index for that quarterly period. “Valuation Currency Fix Rate” means, for any G10 currency on the date of quarterly recomposition, the Average G10 Currency Spot Exchange Rate (as defined below) for the preceding quarter divided by the Purchasing Power Parity (as defined below) for such G10 Currency. The currencies with the highest Valuation Currency Fix Rates are the most undervalued against the U.S. dollar and therefore are the “Valuation Long Currencies” and the currencies with the lowest Valuation Currency Fix Rates are the most overvalued against the U.S. dollar and therefore are the “Valuation Short Currencies.” The Deutsche Bank Currency Valuation Index reflects notional long forward positions in the Valuation Long Currencies and notional forward short positions in the Valuation Short Currencies; these positions are equally weighted. A new equally weighted basket of notional long and short positions is thus created at each quarterly recomposition, with the notional size of the basket reflecting the increase or decrease in the closing level of the Deutsche Bank Currency Valuation Index over the prior quarter. During each quarter, the Deutsche Bank Currency Valuation Index closing level is determined by interpolation of daily published forward rates (e.g., the 3-month, 2-month and 1-month forward rate) for the G10 Currencies.

The “Average G10 Currency Spot Exchange Rate” for any G10 Currency on any date of calculation means the arithmetic mean of the Valuation Spot Exchange Rate (defined below) for such G10 Currency on each index business day during the quarter preceding such date of calculation.

The “Valuation Spot Exchange Rate” for any G10 Currency on any date of calculation means the mid currency exchange rate, expressed as the amount of such G10 Currency for which 1 U.S. dollar may be exchanged, as determined by the Sponsor by reference to Bloomberg Screen WMCO Page (or replacement page), or, if such rate does not appear on such source, the rate determined by the Sponsor acting in good faith and a commercially reasonable manner from such sources and at such time it deems appropriate.

The “Purchasing Power Parity” for any G10 Currency on any date of calculation means the annual purchasing power parity comparative price levels for the immediately preceding year as published by the Organisation for Economic Co-operation and Development as an appendix to the OECD Main Economic Indicators publication, expressed as the amount of such G10 Currency for which 1 U.S. dollar may be exchanged. For the avoidance of doubt, where the G10 Currency is the Euro, the relevant Purchasing Power Parity is the comparative price level for Germany.

An increase in the value of the Valuation Long Currencies versus the U.S. dollar relative to the value of the Valuation Short Currencies versus the U.S. dollar will result in an increase in the closing level of the Deutsche Bank Currency Valuation Index (the “Valuation Closing Level”). Conversely, a decrease in the value of the Valuation Long Currencies versus the U.S. dollar relative to the value of the Valuation Short Currencies versus the U.S. dollar will result in a decrease in the Valuation Closing Level. In addition, the Valuation Closing Level reflects a 0.1% fee deducted quarterly. As of August 31, 2010, the Valuation Long Currencies were the British pound, the Euro and the U.S. dollar, and the Valuation Short Currencies were the Australian dollar, the Swiss franc and the Norwegian krone. The next quarterly recomposition is expected to occur on September 15, 2010.

Index Adjustments and Cancellations

If a Force Majeure Event or a Hedging Disruption Event (each, as defined below) occurs in respect of the Index, the Sponsor may adjust the Index, amend the methodology of the Index, delay the calculation of the closing level of the Index or cancel and permanently cease to calculate the Index. Force Majeure Events and Hedging Disruption Events include any event as a result of which it would become difficult or impossible for the Sponsor to calculate the Index or for us to carry out hedging arrangements in relation to the securities. Investors should review these provisions carefully as they may have an adverse effect on the securities.

Force Majeure Event and Hedging Disruption Event

If a Force Majeure Event or a Hedging Disruption Event occurs or is continuing on any business day that, in the determination of the Sponsor, prevents or otherwise affects its determinations in respect of the Index on such business day, the Sponsor may, in its discretion:

(i) make such determinations and/or adjustments to the terms of the Index description as it considers appropriate to determine the Index or calculate the closing level of the Index on such business day, acting in good faith and in a commercially reasonable manner; and/or

(ii) defer making available the closing level of the Index until the next business day on which it determines that no Force Majeure Event or Hedging Disruption Event exists in; and/or

(iii) permanently cease to calculate and make available the closing level of the Index.

As used herein,

“Force Majeure Event” means an event or circumstance other than a Hedging Disruption Event or an Underlying Index Adjustment Event (including, without limitation, a systems failure, fire, building evacuation, natural or man-made disaster, act of God, act of state, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Sponsor.

“Hedging Disruption Event” means the Sponsor determines that it and/or any of its affiliates would be unable, after using commercially reasonable efforts, to

(A) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge its position in relation to any securities issue or other relevant transactions relating to or calculated by reference to the Index; or

(B) realize, recover or remit the proceeds of any such transaction(s) or asset(s).

Underlying Index Adjustments

If an Underlying Index Adjustment Event (as defined below) occurs in respect of an Underlying Index, the Sponsor may adjust the Affected Index (as defined below) and the methodology of the Affected Index, delay the calculation of the closing level for the Affected Index, cancel and permanently cease to calculate the Affected Index, determine the closing level of the relevant Underlying Index or replace that Underlying Index with a successor Underlying Index. In addition, if an Underlying Index is calculated and made available by a successor index sponsor or replaced by a successor underlying index, the index sponsor may determine to accept such successor index sponsor or such successor underlying index. The Sponsor may also, at its discretion, adjust the closing level of the Index to reflect a correction made to the closing level of an Underlying Index. These provisions are included to deal with situations in respect of an Underlying Index in which it would become difficult or impossible for the Sponsor to calculate the Index.

If a relevant Underlying Index is (i) not calculated and made available by the Sponsor but is calculated and made available by a successor index sponsor acceptable to the Sponsor or (ii) replaced by a successor underlying index using, in the commercially reasonable and good faith determination of the Sponsor, the same or a substantially similar formula for and method of calculation as used in the calculation of that Underlying Index, then that Underlying Index will be deemed to be the index (the “Successor Underlying Index”) so calculated and made available by such successor or that successor underlying index, as the case may be.

If an Underlying Index Adjustment Event occurs or is continuing in relation to any Underlying Index on any business day that, in the determination of the Sponsor, prevents or otherwise affects its determinations in respect of the Index on such business day, the Sponsor may, in its discretion:

(i) make such determinations and/or adjustments to the terms of the description of the relevant Underlying Index (the “Affected Index”) as it considers appropriate to determine the Affected Index, or calculate the closing level for the Affected Index on such business day, acting in good faith and in a commercially reasonable manner; and/or

(ii) defer making available the closing level for the Affected Index until the next business day on which it determines that no Underlying Index Adjustment Event exists in respect of the Affected Index; and/or

(iii) permanently cease to calculate and make available the closing level for the Affected Index; and/or

(iv) determine the closing level of that Underlying Index on that business day using, in lieu of the closing level made available by the Sponsor, the level for that Underlying Index as at that business day determined by the Sponsor in accordance with the formula for and method of calculating that Underlying Index last in effect prior to the Underlying Index Adjustment Event, acting in good faith and in a commercially reasonable manner; and/or

(v) replace that Underlying Index with a Successor Underlying Index.

Upon request, the Sponsor will make available to any investor in the securities details of any such adjustments, determinations and/or replacements.

As used herein, “Underlying Index Adjustment Event” means any of the following events that occurs or is continuing on any business day, including as a result of a force majeure event or market disruption event relating to any Underlying Index:

(A) the Sponsor makes or announces it will make a material change in the formula for or the method of calculating an Underlying Index, or in any other way materially modifies that Underlying Index;

(B) the Sponsor permanently cancels an Underlying Index; or

(C) the Sponsor fails to calculate and make available the closing level of an Underlying Index.

Events that may give rise to Underlying Index Adjustment Events include the following market disruption events:

•	A currency exchange rate splits into dual or multiple exchange rates;

•
An event occurs that generally makes it impossible to convert an Underlying Index currency into U.S. dollars in the home country for such Underlying Index currency (the “Underlying Index Currency Jurisdiction”) through customary legal channels;

•
An event occurs that generally makes it impossible to deliver U.S. dollars from accounts inside an Underlying Index Currency Jurisdiction to accounts outside that Underlying Index Currency Jurisdiction, or to deliver an Underlying Index currency between accounts inside the Underlying Index Currency Jurisdiction for such Underlying Index currency or to a party that is a non-resident of the relevant Underlying Index Currency Jurisdiction;

•
The occurrence of a default, event of default or other similar condition or event with respect to any security or indebtedness of, or guaranteed by, any governmental authority in relation to an Underlying Index currency;

•
Any change in, or amendment to, the laws or regulations prevailing in the Underlying Index Currency Jurisdiction in respect of any Underlying Index currency, or any change in any application or official interpretation of such laws or regulations, or any other governmental action that the Sponsor determines may cause another market disruption event to occur or that leads or may lead to the introduction of a currency peg regime;

•	The occurrence of an event that makes it impossible or not reasonably practicable to obtain a firm quote for a currency exchange rate relevant to an Underlying Index;

•
Any nationalization, confiscation, expropriation, requisition or other action by a relevant governmental authority that deprives Deutsche Bank AG or any of its affiliates of all or substantially all of its assets in the relevant jurisdiction;

•	The Sponsor determines that there is a material difference in a relevant currency rate as determined by reference to the rate source for an Underlying Index and any other market source;

•	It becomes impossible to obtain a relevant currency exchange rate, either from the source for that rate or by the Sponsor itself acting in good faith in a commercially reasonable manner;

•
The Sponsor determines that Deutsche Bank AG or any of its affiliates would be unable, after using commercially reasonable efforts, to acquire, establish, re-establish, substitute, maintain, unwind, or dispose of any hedge position relating to the securities or other relevant Index-linked transactions, or to realize, recover or remit the proceeds of any such transactions; and

•	Any event that the Sponsor determines may lead to any of the foregoing events.

Change in Methodology and Correction

The Sponsor may modify the methodology used to determine any Underlying Index as it deems appropriate if the Sponsor is of the view that such change is required in light of fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any Index currency). The Sponsor may also make modifications to the terms of any Underlying Index in any manner that it may deem necessary or desirable, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision used to determine the closing level of the Index.
If the level of any Underlying Index made available on a business day is subsequently corrected by the Sponsor no later than two business days after the business day on which the original closing level was made available, the Sponsor may, at its discretion, make such adjustments to the closing level affected by such correction, acting in good faith and in a commercially reasonable manner.

Historical Information

The following graph sets forth the performance of the Index based on the monthly Index closing levels from August 31, 2005 through August 31, 2010.  The Index has existed only since February 2008, and the Deutsche Bank Currency Momentum Index and the Deutsche Bank Currency Valuation Index have existed only since March 2007.  The historical performance data below from February 2008 through August 31, 2010 represent the actual performance of the Index.  The performance data prior to February 2008 reflect a retrospective calculation of the levels of the Index using archived data and the current methodology for the calculation of the Index and the Underlying Indices.  All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Index was possible at any time prior to February 2008.

The Index closing level on August 31, 2010 was 201.22099. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the Index. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment beyond the Buffer Level.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. ("DBSI"), acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the securities of up to 3.00% or $30.00 per $1,000 Face Amount of securities. Deutsche Bank AG will reimburse DBSI for such fees. See "Underwriting (Conflicts of Interest)" in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with NASD Rule 2720 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.